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                                   FOR IMMEDIATE RELEASE

                                   For More Information Contact:
                                   Jan E. Gaulding, CFO
                                   (214) 687-2000


                  PRONET ANNOUNCES TWO NEW ACQUISITIONS

DALLAS, TEXAS, MAY 7, 1996 -- PRONET INC. (NASDAQ - PNET) today announced that it has signed a letter of intent to purchase all of the outstanding capital stock of Georgialina Communication Company and affiliates for an approximate purchase price of $11.6 million, subject to certain adjustments. The Company also signed a letter of intent to purchase substantially all of the assets of Oklahoma-based Ventures in Paging, L.C. for an approximate purchase price of $6.1 million, subject to certain adjustments. Georgialina and Ventures in Paging will add more than 27,000 and 39,000 paging subscribers, respectively, to ProNet's existing subscriber base. These transactions, which are pending Federal Communications Commission and other third party approvals, are expected to close in the third quarter of 1996.

     Jackie Kimzey, ProNet Chairman and Chief Executive Officer, stated, "Both of these acquisitions complement our existing SuperCenter strategy and distribution methods. Georgialina, which will be integrated into our Charlotte SuperCenter, will further strengthen our growing presence in the Southeast by building upon our retail base in secondary markets. Their distribution strategy is very similar to that of Page One which we acquired at the first of the year."

     Mr. Kimzey further stated, "VIP, which will be rolled into our Houston SuperCenter, will build upon our presence in Oklahoma that is being added through our merger with Teletouch. Teletouch currently has two pending transactions in Oklahoma which will be integrated into VIP's operations. VIP, which primarily services reseller accounts, will enable us to introduce our newly created reseller programs in Oklahoma, a new market for ProNet."

     The Company also announced that it has notified the seller of Nationwide Paging, Inc. that it will not pursue the acquisition of the company. The Company previously announced that the acquisition would have added approximately 45,000 subscribers to ProNet's existing base.

     ProNet, based in Dallas, Texas, provides wireless communications services through its paging and security operations to over a million subscribers in five regions of the United States. Upon completion of its merger with Teletouch Communications and

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its pending acquisitions, the Company will provide service to approximately
1.5 million subscribers.

     Certain statements contained in this press release are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions about future conditions that could prove not to be accurate. Actual events, transactions and results may materially differ from the anticipated transactions or results described in such statements. The Company's ability to achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of, demand for, and acceptance of the Company's products and services, the availability of appropriate candidates for acquisition by the Company, regulatory approvals, economic conditions, the impact of competition and pricing, results of financing efforts and other factors affecting the Company's business that are beyond the Company's control, including but not limited to the matters described from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 1995.

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